ASSIGNMENT AGREEMENT

THIS AGREEMENT is dated effective as of the 10thday of July 2014.

BETWEEN:

TERRACE VENTURES INC., of Suite 201, 810 Peace Portal Drive Blaine, WA 98230

("Assignor")

OF THE FIRST PART

AND:

LOOKOUT MOUNTAIN GOLD CORP., of Suite 704, 595 Howe Street Vancouver, BC V6C 2T5

("Assignee")

OF THE SECOND PART

WHEREAS:

A.	By an agreement dated April 26, 2011, as amended (the "Option Agreement") between Assignor and Pengram Corporation. Assignor was granted an option to acquire up to a 75% interest in Pengram's agreement with Scoonover Exploration LLC and JR Exploration LCC (the "Underlying Agreement"). The Underlying Agreement grants Pengram an option to purchase the Golden Snow Property, a property that consists of 128 mineral claims located in the Eureka Mining District in Eureka County, Nevada;

B.	The Assignee is a wholly owned subsidiary of the Assignor;

C.	The Assignor wishes to assign its right, title and interest in the Option Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 paid by the Assignee to the Assignor, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ASSIGNMENT

1.	The Assignor hereby assigns (the "Assignment") to the Assignee all of its right, title and interest in the Option Agreement and all benefits to be derived therefrom.

CONSIDERATION

2.	The consideration for the Assignment shall be the issuance on the execution of this Agreement of 3,000,000 common shares in the capital of the Assignee at a deemed price of $.005 per share and the payment of $60,000 USD within twelve months (12) of this Agreement as reimbursement for expenditures made by Assignor on the Golden Snow Property.

ASSIGNOR'S REPRESENTATIONS AND WARRANTIES

3.	The Assignor represents and warrants to and covenants with the Assignee that:

(a)	the Assignor has full corporate power and capacity to enter into this Agreement and this Agreement has been validly authorized, executed and delivered by the Assignor;

(b)	the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of the Assignor, any shareholders’ or directors’ resolutions, or of any indenture, other agreement, written or oral, to which the Assignor may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which the Assignor is bound, or any statute or regulation applicable to the Assignor;

(c)	the Assignor is the lawful owner of, has good legal and beneficial title to, and has the right to assign the Option Agreement free and clear of all liens, charges, encumbrances, obligations and any other restrictions;

(d)	the Option Agreement is a valid and subsisting agreement;

(e)	there have been no defaults or acts by the Assignor under the Option Agreement which have or would permit the Optionor to terminate the Option Agreement;

(f)	to the best of the knowledge of the Assignor after due inquiry, the Property is free and clear of all liens, charges, and encumbrances;

(g)	to the best of the knowledge of the Assignor after due inquiry, the Optionor is, and on the exercise of the option in the Option Agreement, will be the beneficial owner of and has the right to dispose of and to give good marketable title to the Assignee, in and to the Property, free and clear of all liens, charges and encumbrances;

(h)	there is no litigation, proceeding or investigation pending or threatened against the Assignor or, to the best of the knowledge of the Assignor after due inquiry, the Optionor, the Option Agreement or the Property, nor does the Assignor know, or have any grounds to know after due inquiry, of any basis for any litigation, proceeding or investigation which would affect the Option Agreement or the Property; and

(i)	the assignment of the Option Agreement from the Assignor to the Assignee has been approved by Pengram Corporation.

REPRESENTATIONS AND WARRANTIES SURVIVE

4.	The representations and warranties of the Assignor shall survive the completion of the assignment of the Option Agreement and the Assignor’s interest in the Property from the Assignor to the Assignee. The Assignor agrees to indemnify the Assignee against any loss or damage sustained by the Assignee, directly or indirectly, by reason of a breach of any of the Assignor’s warranties or representations. The Assignor acknowledges that the Assignee has entered into this Agreement relying on such warranties and representations, and no information which is now known or which may hereafter become known to the Assignee or its officers, directors or professional advisors, will limit or extinguish the right to indemnify hereunder.

ENUREMENT

5.	This Agreement shall enure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns.

GOVERNING LAW

6.	This Agreement will be governed by and constructed in accordance with the laws of the State of Nevada having application hereto, which shall be deemed to be the proper law of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

TERRACE VENTURES INC.	LOOKOUT MOUNTAIN GOLD CORP.

by,	by,

/s/ Howard Thomson	/s/ Howard Thomson
_______________________________	_______________________________
Howard Thomson	Howard Thomson